Exhibit 21.1

List of Subsidiaries

(as of December 31, 2022)

Name	Jurisdiction of Organization

Hercules Capital IV, L.P. Delaware

Hercules Funding IV, LLC Delaware

Hercules Capital Funding 2022-1 LLC Delaware

Hercules Capital Funding Trust 2022-1 Delaware

Hercules Technology Management LLC Delaware

Hercules Technology Management Co II, Inc. Delaware

Hercules Technology Management Co IV LLC Delaware

Hercules Technology SBIC Management, LLC Delaware

HTGC UK Limited United Kingdom

Unconsolidated Subsidiaries

Gibraltar Business Capital LLC Delaware

Gibraltar Acquisition LLC Delaware

HercGBC LLC Delaware

Hercules Capital Management LLC Delaware

Hercules Adviser LLC Delaware

Hercules Private Credit Fund 1 L.P. Delaware
Hercules Private Fund One LLC Delaware

Hercules Private Global Venture Growth Fund GP I LLC Delaware

Hercules Private Global Venture Growth Fund I L.P. Delaware